Exhibit 3.1

CERTIFICATE OF INCORPORATION ON CHANGE OF NAME Company No. 7023598
The Registrar of Companies for England and Wales hereby certifies that under the Companies Act 2006:
ENSCO INTERNATIONAL PLC
a company incorporated as public limited by shares; having its registered office situated in England/Wales; has changed its name to:
ENSCO PLC
Given at Companies House on 31st March 2010